UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2009

SOLITARIO EXPLORATION & ROYALTY CORP.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-32978 (Commission File Number)	84-1285791 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant's telephone number, including area code:	(303) 534-1030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01	OTHER EVENTS

On October 13, 2009, Solitario Exploration & Royalty Corp. (NYSE Amex: XPL; TSX-TO: SLR; "Solitario") and Metallic Ventures Gold Inc. (TSX-TO: MVG; "Metallic Ventures") announced entering into an amendment (the "Amendment") to their definitive arrangement agreement (the "Agreement") dated August 24, 2009, whereby Solitario increased its bid to acquire, through a friendly plan of arrangement, all outstanding shares of Metallic Ventures. The Amendment provides for increasing the number of shares of Solitario common stock it will issue to Metallic Ventures shareholders from 17.0 million to 19.5 million and the cash consideration from US$15.5 million to US$18 million. In the event that the transaction is not completed, Metallic Ventures has agreed to pay Solitario an increased termination fee of US$2.2 million, under certain circumstances. The parties also agreed to extend the termination deadline from December 31, 2009 to February 28, 2010. All other terms of the Agreement remain the same.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits	Exhibit Description
99.1

Press Release, issued on October 13, 2009, announcing the execution of an amendment to the definitive arrangement agreement dated August 24, 2009 whereby Solitario Exploration & Royalty Corp. increased its bid to acquire through a friendly plan of arrangement, all outstanding shares of Metallic Ventures Gold Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

October 13, 2009

Solitario Exploration & Royalty Corp.
By:	/s/ James R. Maronick
James R. Maronick, Chief Financial Officer

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EXHIBITS

99.1 Press Release, issued on October 13, 2009, announcing the execution of an amendment to the definitive arrangement agreement dated August 24, 2009 whereby Solitario Exploration & Royalty Corp. increased its bid to acquire through a friendly plan of arrangement, all outstanding shares of Metallic Ventures Gold Inc.

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